UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 6, 2013

JOHNSON CONTROLS, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Wisconsin	1-5097	39-0380010
______________________________________ (State or other jurisdiction	____________________ (Commission	____________________________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5757 North Green Bay Avenue Milwaukee Wisconsin		53209
_____________________________________________________________ (Address of principal executive offices)		__________________ (Zip Code)

Registrant’s telephone number, including area code:	414-524-1200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On August 6, 2013, Johnson Controls, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) among the Company, the financial institutions parties thereto and JPMorgan Chase Bank, N.A., as administrative agent. The Credit Agreement replaced the Company's existing $2.5 billion revolving credit facility. The Company intends to use the new revolving credit facility for general corporate purposes.

The Credit Agreement provides for a revolving credit facility that matures on August 6, 2018. The initial maximum aggregate amount of availability under the revolving credit facility is $2.5 billion, none of which was drawn as of August 6, 2013. Availability under the revolving credit facility is reduced by outstanding letters of credit, which were approximately $21.3 million, as of August 6, 2013. The Company may increase the maximum aggregate amount of availability under the revolving credit facility by up to $500 million if certain conditions are satisfied, including the absence of any default or event of default under the Credit Agreement and the Company obtaining the consent of the lenders participating in the increase.
Borrowings under the Credit Agreement generally bear interest at a variable rate equal to (i) LIBOR plus a specified margin, which will be adjusted based on the Company's senior unsecured long-term debt rating in effect from time to time, or (ii) the base rate (which is the highest of (a) the administrative agent's prime rate, (b) the federal funds rate plus 0.50% or (c) the sum of 1% plus one-month LIBOR) plus a specified margin, which will be adjusted based on the Company's senior unsecured long-term debt rating in effect from time to time. The Company must also pay (1) a facility fee ranging from 6.0 to 22.5 basis points per annum (based on the Company's senior unsecured long-term debt rating in effect from time to time) on the amount of each lender's commitment and (2) a letter of credit fee on all outstanding letters of credit ranging from 46.0 to 127.5 basis points per annum (based on the Company's senior unsecured long-term debt rating in effect from time to time).
All borrowings under the Credit Agreement are unsecured. However, the Company will unconditionally guarantee the obligations of its wholly-owned consolidated subsidiaries that from time to time become borrowers under the Credit Agreement.
The Credit Agreement contains various restrictions and covenants applicable to the Company and, with certain exceptions, its subsidiaries. Among other requirements, the Company must maintain consolidated shareholders' equity of at least $3.5 billion.
The Credit Agreement also contains customary events of default. If an event of default under the Credit Agreement occurs and is continuing, then the administrative agent may declare any outstanding obligations under the Credit Agreement to be immediately due and payable. In addition, if the Company or any of its significant subsidiaries becomes the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law, then any outstanding obligations under the Credit Agreement will automatically become immediately due and payable.
The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement filed herewith as Exhibit 4.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(a)    Not applicable

(b)    Not applicable

(c)     Not applicable

(d)     Exhibits. The following exhibit is being filed herewith:

4.1	Credit Agreement, dated as of August 6, 2013 among Johnson Controls, Inc., the financial institutions parties thereto and JPMorgan Chase Bank, N.A., as administrative agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOHNSON CONTROLS, INC.

Date: August 9, 2013	By:	/s/ Brian J. Stief
		Name:	Brian J. Stief
		Title:	Vice President and Corporate Controller